EXHIBIT 10.42

TENTH AMENDMENT OF

TAYLOR CAPITAL GROUP, INC.

PROFIT SHARING AND EMPLOYEE STOCK OWNERSHIP PLAN

(Effective as of October 1, 1998)

WHEREAS, Taylor Capital Group, Inc. (the “Company”) maintains the Taylor Capital Group, Inc. Profit Sharing and Employee Stock Ownership Plan (Effective as of October 1, 1998) (the “Plan”); and

WHEREAS, it is now considered desirable to further amend the Plan;

NOW, THEREFORE, by virtue of the power reserved to the Company by subsection 17.1 of the Plan, and in exercise of the authority delegated to the Committee established pursuant to Section 18 of the plan (the “Committee”) by subsection 17.1 of the Plan, effective as of December 1, 2004, the Plan is hereby amended as follows:

1. By adding the following at the end of subsection 3.1 of the Plan:

“Notwithstanding the above, a Participant whose employment with the employers terminates as a result of the sale of the Cole Taylor Bank Broadview Branch shall be eligible in to share in any employer discretionary contributions and forfeitures for the Plan Year in which the sale occurs, regardless of the number of hours worked during such Plan Year, and regardless of whether he is employed by an employer on the last day of the year, provided he is employed by an employer on the date of such sale.”

2. By adding the following at the end of subparagraph 10.2(b)(ii) of the Plan:

“Notwithstanding the above, a Participant shall have a vested percentage of 100% if his employment terminates as a result of the sale of Cole Taylor Bank Broadview Branch and he is employed with an employer on the date of such sale.”

IN WITNESS WHEREOF, the undersigned duly authorized member of the Committee has caused the foregoing amendment to be executed this 15th day of December, 2004.

/s/ MELVIN E. PEARL
On behalf of the Committee as Aforesaid